EXHIBIT 99.1

Meridian Resource Names Two New Members to Its Board of Directors

HOUSTON, Sept. 12, 2007 (PRIME NEWSWIRE) -- The Meridian Resource Corporation (NYSE:TMR) today announced the appointment of Mr. G.M. Byrd Larberg and Mr. Paul Ching as directors to the Board of Directors of Meridian Resource Corporation. Effective January 1, 2008, the two new members will begin serving until the next annual shareholders' meeting, whereupon they will be submitted for a full election by the shareholders.

Mr. G.M. (Byrd) Larberg comes to Meridian's board with a long history of domestic and global E&P business expertise. Mr. Larberg was most recently with Burlington Resources as the Vice President of Geosciences. While at Burlington he also held the positions of Executive Vice President & COO of Burlington Resources International and Vice President of International Exploration. Prior to joining Burlington Resources in 1998, he was with Shell Oil for 21 years in a variety of increasingly responsible E&P related positions. These positions ranged from Exploration Manager (Domestic USA Onshore) for Shell Western E&P Inc. to Vice President, E&P, Africa and Latin America for Pecten International (a Shell Oil Affiliate). His last assignment with Shell was a highly strategic one, whereby he and his team developed and implemented Shell's worldwide deepwater E&P business plan. Mr. Larberg is a creative leading-edge thinker and excels in strategic planning and asset portfolio management. Mr. Larberg earned a B.S. in Geology from Trinity University and an M.S. in Geology from Texas A&M University.

Mr. Paul Ching also comes to Meridian's board with a long history of domestic and global E&P business expertise. Mr. Ching was most recently Vice President, Technical, Research & Development, for Shell International E&P in the Netherlands. He has held senior level E&P related positions for Royal Dutch Shell and its affiliates for the past 34 years. His domestic experience includes both offshore and onshore. From the late 80's through the early 90's Mr. Ching was the Division Production Manger, Houston, Texas, which was responsible for Montana, Michigan, East/South Texas, Mississippi, Alabama, Louisiana and Arkansas (operational, technical, financial, HSE, administration) with 900 total staff. Internationally, he has held a variety of positions including the General Manager of the Sarawak Gas Business for Shell Malaysia and President of Pecten Producing Company (a Shell Affiliate). Additionally, in 1999 Mr. Ching served on the board of The Meridian Resource Corporation for approximately one year as a representative of Shell Oil as related to the purchase of Shell's onshore Louisiana assets by the Company in 1998. Mr. Ching has a lengthy track record of delivering bottom-line results in conjunction with a leadership style that builds strong and motivated teams of people. Mr. Ching earned a B.S. in Mathematics from Northern State University and an M.S. in Geological Engineering from South Dakota School of Mines and Technology.

The Company is honored that Mr. Larberg and Mr. Ching have agreed to join its Board of Directors. With their combined substantial oil and gas experience, they will bring extensive knowledge of the industry and an important financial and strategic perspective to the board.

The Meridian Resource Corporation is an independent oil and natural gas company engaged in the exploration for and development of oil and natural gas in Louisiana, Texas, Oklahoma, Kentucky and the Gulf of Mexico. Meridian has access to an extensive inventory of seismic data and, among independent producers, is a leader in using 3-D seismic and other technologies to analyze prospects, define risk, target and complete high-potential project and wells for exploration and development. Meridian is headquartered in Houston, Texas, and has offices in Tulsa, Oklahoma as well as a field office in Weeks Island, Louisiana. Meridian stock is traded on the New York Stock Exchange under the symbol "TMR".

Safe Harbor Statement and Disclaimer

Statements identified by the words "expects," "projects," "plans," and certain of the other foregoing statements may be deemed "forward-looking statements." Although Meridian believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of oil and natural gas wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in oil and natural gas drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and gas prices. These and other risks are described in the Company's documents and reports, available from the U.S. Securities and Exchange Commission, including the report filed on Form 10-K for the year ended December 31, 2006.

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CONTACT:  The Meridian Resource Corporation
          Lance L. Weaver
          (281) 597-7125
          lweaver@tmrx.com
          www.tmrc.com